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(Company Letterhead)                                              Exhibit 10.2


March 20, 1996



Mr. David Wilcox
132 Amory Street #4
Brookline, MA 02146



Dear David:


This letter will confirm our conversation in which we offered you the position of Senior Vice President of Corporate Marketing, effective immediately, at the same base salary and bonus compensation package you currently receive.

You indicated that you did not want to accept this position and would prefer to terminate your employment and receive severance in accordance with the termination benefit contained in your offer letter. Your last day of employment will be March 22, 1996. At that time you will receive payment for 323.85 hours of accrued vacation. Under the severance portion of your offer letter, you are entitled to salary continuation at your base salary rate for four months plus an additional month for each full year of service or seven months, for a total of eleven months. The Company will increase that benefit and continue your base salary for a total of twelve months. You acknowledge that you are not entitled to any other compensation on any other basis including salary, bonus or commission.

Additionally, during the course of your employment, you have been granted a number of options under the Company's Equity Incentive Plan, some portion of which have vested. Under the Company's Equity Incentive Plan, you must exercise your options on the vested shares within 90 days of the termination of your employment. At that time, all unexercised options will terminate.

You may continue your health care coverage at the group rate under COBRA by paying the premium until you secure coverage from another source or for a maximum of eighteen months whichever is less. You will receive a separate notice of your COBRA rights.

You acknowledge that you continue to be bound by the non-compete and non-disclosure agreements that you signed during the course of your employment. Additionally, you have been named an individual defendant in a class action lawsuit that is pending against Dataware in federal district court in Boston. You agree that you will continue to cooperate with Dataware in the defense of that case. Dataware agrees that it will continue to indemnify you with respect to that case on the same basis as when you were employed by the Company. You further agree that you will not make any statements or take any actions that would disparage Dataware.
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Mr. David Wilcox, Page 2

In exchange for the increased severance payment and the other benefits outlined above, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge Dataware Technologies from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, promises, liabilities and expenses (including attorneys' fees and costs), of every kind and nature whatsoever, whether known or unknown, either at law, in equity, or mixed which you ever had, now has or may have by reason of any matter or thing which has happened, developed, or occurred before the signing of this Agreement including, but not in limitation of the foregoing general terms, any claims, asserted or unasserted, arising from your employment with or separation from Dataware, and specifically including any claims you may have under any federal or state labor, employment or discrimination laws, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination In Employment Act of 1967, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1992, Chapter 151B of the Massachusetts General Laws, Sections 24A-24J of Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law. It is expressly agreed and understood that this release is a General Release, provided that this release shall not serve as a release of claims arising out of this agreement. Nothing in this agreement shall be deemed to alter your rights in the 401(k) plan as set forth in the plan documents.

Dataware shall not withhold any moneys due you under this agreement, on the grounds that you have breached your obligations under this agreement or under the non-compete and non-disclosure agreements,without first giving you a) 30 days prior written notice describing in detail the alleged breach and b) an opportunity to cure the alleged breach within 30 days of the notice.

All disputes related to or arising out of this agreement shall be submitted to binding arbitration before the American Arbitration Association ("AAA") in accordance with the AAA's usual procedures for conducting arbitration. The arbitration shall be conducted by a single arbitrator selected in accordance with the AAA's procedures for selecting arbitrators and shall be held in the Boston area. The parties shall bear equally the costs of arbitration and each party shall bear their own attorney's fees.

Since this is a binding legal document, you should consider it carefully before signing. You should consult with an attorney if you wish to do so. If you wish to accept the severance package set out in this letter please sign the enclosed copy of this letter and return it to me. You may have up to twenty-one days to decide whether to accept this severance agreement and release and you may have up to seven days after signing to rescind your acceptance. Therefore the agreement will not become binding until seven days after you have accepted it.

Sincerely,
DATAWARE TECHNOLOGIES, INC.

Kurt Mueller

Kurt Mueller
Chairman and CEO

I have read the foregoing terms, fully understand them and freely accept them.


David Wilcox
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David Wilcox